Exhibit 99.1

      Chattem, Inc. Completes Acquisition of Certain Consumer Brands from
                               Johnson & Johnson

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Jan. 2, 2007--Chattem, Inc. (NASDAQ: CHTT) - a leading marketer and manufacturer of branded consumer products, today announced the closing of its previously announced agreement to acquire the U.S. rights to five leading consumer and over-the-counter ("OTC") brands from Johnson & Johnson for $410 million in cash.

    With the acquisition, Chattem's diverse portfolio of high quality brands has now been expanded to include the following additional brands: ACT(R), an anti-cavity mouthwash/mouth rinse; UNISOM(R), an OTC sleep aid; CORTIZONE, a hydrocortisone anti-itch product; KAOPECTATE(R), an anti-diarrhea product; and BALMEX(R), a diaper rash product. The acquired brands were divested in connection with the recent acquisition by Johnson & Johnson of Pfizer Inc.'s Consumer Healthcare business and certain regulatory requirements in connection with that acquisition.

    "We are very excited to add these leading brands to the Company's existing portfolio of quality products," said Zan Guerry, Chairman and Chief Executive Officer of Chattem. "With the tremendous cooperation of Johnson & Johnson and Pfizer Inc., we have worked very hard over the past several months to help ensure a smooth transition of ownership and remain very excited about the growth potential of these brands."

    The acquisition was funded in part with the proceeds from a new $300 million term loan provided by Bank of America pursuant to a Fifth Amendment to and restatement of its Credit Agreement, with the remaining funds principally being provided through the use of a portion of the proceeds derived from Chattem's previously announced sale of 2% Convertible Senior Notes due 2013.

    About Chattem

    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.

    Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chattem to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 2005 and the other documents Chattem files with the SEC from time to time. Chattem undertakes no duty to update its forward-looking statements, including any such statements regarding the expected economic benefits resulting from the acquisition.

    CONTACT: Chattem, Inc., Chattanooga
             Catherine Baker, Investor Relations, 423-822-3209